Exhibit 23.2

CONSENT

To: Ivanhoe Electric Inc. (the “Company”)

Re: Prospectus supplement to the Registration Statement on Form S-3 (File No. 333-273195) of the Company.

I, Glen Nickolas Kuntz, am named in the prospectus supplement filed on February 12, 2025 to the Registration Statement on Form S-3 (File No. 333-273195) of the Company, and the related prospectus, including any documents incorporated therein by reference, and any amendments or supplements and/or exhibits thereto (collectively, the “Prospectus Supplement”) with respect to certain mineral resource estimates relating to the Samapleu and Grata project, and other technical and scientific information (collectively, the “Expert Information”).

I understand that the Company wishes to make reference to my name and the Expert Information in the Prospectus Supplement. I have been provided with a copy of the Prospectus Supplement and have reviewed the proposed disclosure identified above.

Accordingly, in respect of the Prospectus Supplement, I do hereby consent to:

•	the use of, and references to, my name, including my status as an expert or “qualified person” (as defined in Subpart 1300 of Regulation S-K promulgated by the U.S. Securities and Exchange Commission);
•	the use of, and references to, the Expert Information in the Prospectus Supplement; and
•	the use, in the Prospectus Supplement, of extracts and information from the Expert Information, or portions thereof, that were prepared by me, that I supervised the preparation of and/or that I reviewed and approved.

I also confirm that where my work involved a mineral resource estimate, such estimates comply with the requirements for mineral resource estimation under Subpart 1300 of Regulation S-K promulgated by the U.S. Securities and Exchange Commission.

Dated: February 12, 2025

By:	/s/ Glen Kuntz
Name: Glen N. Kuntz, P.Geo
Title: Senior Vice President, Mine Development